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                                                                    EXHIBIT 16.1



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

July 1, 2002

Dear Sir or Madam:

We have read the second and third paragraphs of Item 4 included in the Form 8-K dated July 1, 2002 of Geerlings & Wade, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP



cc: Mr. David Pearce, Chief Financial Officer, Geerlings & Wade, Inc.